EXHIBIT 10.1

SRS LABS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

On January 28, 2005, the Board of Directors of SRS Labs, Inc. (the “Company”) approved the following compensation policies with respect to the Company’s non-employee directors.  These policies were adopted by the Board and may be changed from time-to-time by the Board.

Cash Compensation.    Directors who also are employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee.  Each non-employee director of the Company will receive an annual retainer of $12,000.  In addition, the chairs and members of the standing committees of the Board will receive the following supplemental annual retainers:

Committee	Chair	Members
Audit	$12,000	$9,000
Compensation	$11,000	$8,000
Nomination & Corporate Governance	$8,000	$6,000

The lead director will also receive a supplemental annual retainer of $4,000. All non-employee directors of the Company will also receive a $1,000 fee per meeting for each Board meeting attended, and all non-employee director committee members will also receive a $500 fee per meeting for each committee meeting attended. In addition, each non-employee director who resides outside the Southern California area is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel expense policy, with respect to each Board or Board committee meeting held in Southern California that such non-employee director attends in person.   For Board or Board Committee meetings held outside the Southern California area, each non-employee director is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel policy for meetings such non-employee director attends in person.

Non-employee Directors’ Plan.    Each non-employee director is eligible to receive stock options under the SRS Labs, Inc. Amended and Restated 1996 Non-employee Directors’ Stock Option Plan (the “Non-employee Directors’ Plan”), a non-discretionary, formula stock option plan.  Under the Non-employee Directors’ Plan, (a) each non-employee director who first becomes a member of the Board is granted an option to purchase 10,000 shares of Common Stock automatically upon election to the Board of Directors which vests upon the date of grant, and (b) each non-employee director is granted an option to purchase 15,000 shares of Common Stock automatically effective at the close of business on the date of each of the Company’s annual meeting of stockholders at which such non-employee director is elected which vests in three equal annual installments commencing on the first anniversary of the applicable date of grant.

Incentive Plan.    Each non-employee director also is eligible to receive awards under the Company’s Amended and Restated 1996 Long-Term Incentive Plan (the “Incentive Plan”), a discretionary plan currently administered by the Compensation Committee.  Under the Board’s policy, each non-employee member of the Board of Directors will be granted an option to purchase 30,000 shares of the Company’s Common Stock pursuant to the Incentive Plan, effective as of the close of business on the date of each annual meeting of stockholders at which such non-employee director is re-elected as a non-employee director or continues in office as an incumbent director, with the following terms and conditions: (a) the options shall be subject to all terms and conditions of the Incentive Plan; (b) the options shall vest as follows: 1/4th to vest one year after the date of grant; and 1/16th every three months during the next three successive years thereafter; (c) the options shall have a term of 10 years from the date of grant; and (d) the exercise price shall be the fair market value of the Company’s Common Stock on the date of grant.